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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NAVTEQ Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	77-0170321 (I.R.S. Employer Identification No.)
222 Merchandise Mart, Suite 900 Chicago, Illinois (Address of Principal Executive Offices)	60654 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box ☒

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each Class is to be Registered
None	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value
(Title of Class)

Item 1. Description of Registrant's Securities To Be Registered.

        As of the date of filing of this registration statement, our authorized capital stock consists of 1,800,000,000 shares of common stock, par value $0.001 per share and 70,000,000 shares of preferred stock, par value $0.001 per share. This registration statement registers the class of our shares of our common stock, $0.001 par value per share, under Section 12(g) of the Securities Exchange Act of 1934. On April 20, 2004, we filed a registration statement on Form S-1 for the initial public offering of shares of our common stock. In that registration statement we indicated our intent to apply for listing of the common stock on the New York Stock Exchange. In connection with our application to list the common stock on the New York Stock Exchange, we intend to file an additional Form 8-A registration statement to register our common stock under Section 12(b) of the Securities Exchange Act of 1934. We cannot assure you, however, that the Form S-1 registration statement will become effective, the initial public offering will be completed or that our shares will become listed on the New York Stock Exchange.

        The following summary of the terms of our common stock and certain provisions of our charter and bylaws is not intended to be complete and is qualified by reference to the provisions of our charter and bylaws and applicable law. Our charter and bylaws are incorporated by reference as exhibits to this registration statement.

        Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The common stock has no preemptive, redemption, conversion or subscription rights. The holders of common stock are entitled to receive ratably lawful dividends as may be declared by our board of directors. Such dividends are, however, subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock. In the event of a liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to stockholders. Any such pro rata distribution would be, however, subject to the rights of the holders of any outstanding shares of our preferred stock.

        The issuance of shares of our preferred stock could have the effect of delaying, deferring or preventing a change in our control. As of the date of filing of this registration statement, there are no shares of our preferred stock issued and outstanding.

Item 2. Exhibits.

        The documents listed below are filed as exhibits to this Registration Statement:

Exhibit No.
*3.1	Amended and Restated Certificate of Incorporation
**3.2	Certificate of Amendment to Certificate of Incorporation
***3.3	Restated By-laws
****4.1	Specimen Common Stock Certificate
*4.2	Registration Rights Agreement dated as of March 29, 2001 between the Registrant and Philips Consumer Electronic Services B.V.

*
Incorporated by reference to the Company's Registration Statement on Form 10 filed November 15, 2001.

**
Incorporated by reference to the Company's Annual Report on Form 10-K filed March 16, 2004.

***
Incorporated by reference to the Company's Quarterly Report on Form 10-Q filed May 13, 2002.

****
Incorporated by reference to the Company's Registration Statement on Form S-8 filed January 14, 2002.

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        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 29, 2004	NAVTEQ Corporation
	By:	/s/ JUDSON C. GREEN
	Name:	Judson C. Green
	Title:	President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.
*3.1	Amended and Restated Certificate of Incorporation
**3.2	Certificate of Amendment to Certificate of Incorporation
***3.3	Restated By-laws
****4.1	Specimen Common Stock Certificate
*4.2	Registration Rights Agreement dated as of March 29, 2001 between the Registrant and Philips Consumer Electronic Services B.V.

*
Incorporated by reference to the Company's Registration Statement on Form 10 filed November 15, 2001.

**
Incorporated by reference to the Company's Annual Report on Form 10-K filed March 16, 2004.

***
Incorporated by reference to the Company's Quarterly Report on Form 10-Q filed May 13, 2002.

****
Incorporated by reference to the Company's Registration Statement on Form S-8 filed January 14, 2002.

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  Item 1. Description of Registrant's Securities To Be Registered.
  Item 2. Exhibits.
EXHIBIT INDEX